As filed with the Securities and Exchange Commission on May 4, 2017

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CEDAR REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	42-1241468
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

44 South Bayles Avenue, Port Washington, New York 11050

(Address of principal executive offices) (Zip Code)

Cedar Realty Trust, Inc. 2017 Stock Incentive Plan

(Full title of the plan)

Bruce J. Schanzer

President and Chief Executive Officer

Cedar Realty Trust, Inc.

44 South Bayles Avenue

Port Washington, New York 11050

(Name and address of agent for service)

(516) 767-6492

(Telephone number, including area code, of agent for service)

With copies to:

Adina G. Storch, Esq. General Counsel Cedar Realty Trust, Inc. 44 South Bayles Avenue Port Washington, New York 11050	Yoel Kranz, Esq. Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 (212) 813-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $0.06 par value per share	4,000,000 shares	$5.34	$21,360,000	$2,475.63

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock, $0.06 par value per share, of Cedar Realty Trust, Inc. (“Common Stock”) registered hereby includes an indeterminate number of shares of Common Stock that may be issued under the Cedar Realty Trust, Inc. 2017 Stock Incentive Plan in connection with stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Calculated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and the low sales prices of Cedar Realty Trust, Inc. Common Stock as reported on the New York Stock Exchange on May 3, 2017.
(3)	Pursuant to Rule 457(p) under the Securities Act, the registration fee of $2,475.63 with respect to the 4,000,000 shares to be registered hereunder is offset by fees totaling $524.30 paid by the registrant in connection with 899,491 unsold shares pursuant to the Cedar Realty Trust, Inc. 2012 Stock Incentive Plan registered by the registrant under the Registration Statement on Form S-8 (File No. 333-183205) filed on August 10, 2012. Accordingly, a filing fee of $1,951.33 is being paid herewith.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in this Part I will be sent or given to participants in the Cedar Realty Trust, Inc. 2017 Stock Incentive Plan in accordance with Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such document(s) need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Cedar Realty Trust, Inc. (the “Company”) with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

(a)	the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2016 filed with the Commission on February 23, 2017;

(b)	the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017 filed with the Commission on May 4, 2017;

(c)	the Company’s Current Report on Form 8-K filed with the Commission on February 27, 2017; and

(d)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 1, 2003, including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (a) the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (“MGCL”) requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in the proceeding, against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue or matter. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not, however, indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, unless limited by the charter (which the Company’s charter does not), a court of appropriate jurisdiction, upon application of a director or officer, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standards of conduct described above or has been adjudged liable on the basis that a personal benefit was improperly received, but such indemnification shall be limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company’s charter obligates the Company to indemnify:

•	its directors and officers, whether serving the Company or at its request any other entity, to the fullest extent required or permitted by Maryland law in effect from time to time, including the advance of expenses under the procedures and to the full extent permitted by law; and

•	other employees and agents to such extent as shall be authorized by the Board of Directors or the Company’s bylaws and be permitted by law.

The Company’s charter limits the liability of the directors and officers of the Company to the Company and its stockholders for money damages to the fullest extent permitted by Section 5-418 of the Courts and Judicial Proceedings Code of Maryland (or its successor) as such provisions may be amended from time to time.

The Company’s bylaws also require the Company, to the fullest extent required or permitted by applicable law, to indemnify any person who is or was, or is the personal representative of a deceased person who was, a director, officer, employee, or agent of the Company against any judgments, penalties, fines, settlements and reasonable expenses and any other liabilities to the fullest extent permitted by Maryland law as in effect from time to time; provided that, unless applicable law otherwise requires, indemnification shall be contingent upon a determination, by a majority of the Board of Directors or a duly designated committee thereof, in each case consisting of directors not, at the time, parties to the proceeding, or by duly appointed special legal counsel, that indemnification is proper in the circumstances because such director, officer, employee, or agent has met the applicable standard of conduct prescribed by Maryland law.

The Company has entered into indemnification agreements with its directors and certain of its officers, whereby the Company indemnifies such directors and officers, among others, for actions taken by them in those capacities to the maximum extent permitted by Maryland law, and obligates the Company to advance the defense costs incurred by such directors and officers in connection with legal proceedings.

The partnership agreement of Cedar Realty Trust Partnership L.P., the partnership of which the Company serves as sole general partner, also provides that the Company, as general partner, is indemnified to the extent provided therein. The partnership agreement further provides that the Company’s directors, officers and designees are indemnified to the extent provided therein.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has obtained an insurance policy under which its directors and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)

99.1	Cedar Realty Trust, Inc. 2017 Stock Incentive Plan (previously filed and incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed on March 23, 2017)

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Washington, State of New York, on May 4, 2017.

CEDAR REALTY TRUST, INC.

By:	/s/ BRUCE J. SCHANZER
Bruce J. Schanzer
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Bruce J. Schanzer, Philip R. Mays and Adina G. Storch, and each of them, such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ BRUCE J. SCHANZER	President, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2017
Bruce J. Schanzer

/s/ PHILIP R. MAYS	Executive Vice President,	May 4, 2017
Philip R. Mays	Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ GASPARE J. SAITTA, II	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 4, 2017
Gaspare J. Saitta, II

/s/ ABRAHAM EISENSTAT	Director	May 4, 2017
Abraham Eisenstat

/s/ GREGG A. GONSALVES	Director	May 4, 2017
Gregg A. Gonsalves

/s/ PAMELA N. HOOTKIN	Director	May 4, 2017
Pamela N. Hootkin

/s/ PAUL G. KIRK, JR.	Director	May 4, 2017
Paul G. Kirk, Jr.

/s/ STEVEN G. ROGERS	Director	May 4, 2017
Steven G. Rogers

/s/ ROGER M. WIDMANN	Director	May 4, 2017
Roger M. Widmann

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)

99.1	Cedar Realty Trust, Inc. 2017 Stock Incentive Plan (previously filed and incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed on March 23, 2017)

*	Filed herewith.